Company Contact:	Investor Relations:
Thomas P Rosato	John McNamara
CEO	Cameron Associates
Fortress International Group	(212) 245-8800 Ext. 205
Phone: 410.312.9988 x 222	john@cameronassoc.com

FOR IMMEDIATE RELEASE:

Fortress International Group Inc. Appoints Tim Dec as Chief Financial Officer

COLUMBIA, MD - August 8, 2007 - Fortress International Group (NASDAQ: FIGI), holding company for Total Site Solutions (TSS), a company providing comprehensive services for the planning, design and development of mission critical facilities and information infrastructure, today announced it has appointed Timothy C. Dec as Chief Financial Officer. Mr. Dec will begin his employment with FIGI on August 20, 2007. He will be responsible for the Company’s finance, accounting and treasury functions and will report to Chief Executive Officer Tom Rosato.

Prior to his appointment, Mr. Dec was the Chief Financial Officer of Presidio Networked Solutions Inc. the nation’s largest independent value-added solutions provider that offers a wide range of Cisco-centric network infrastructure and collaborative solutions. While there Mr. Dec oversaw the finance, accounting and treasury functions related to approximately $625 million of revenues generated by more than 600 employees across more than 30 states.

From 1999 until June 2006 Mr. Dec was Senior Vice President, Chief Accounting Officer & Treasurer of Broadwing Corporation, a NASDAQ listed telecommunications company with combined revenues in excess of $850 million. While there his responsibilities included oversight of corporate strategic planning functions, management of treasury and risk management functions, direct integration of financial functions after acquisitions, management of corporate tax functions, review of all internal and external financial reporting requirements, internal audit and consulting other non-financial departments on sound fiscal practices. Broadwing Corp was acquired by Level 3 Inc in 2007.

From 1997 to 1999, Mr. Dec was Director of Accounting and Administration for Thermo Trilogy Corporations, a subsidiary of AMEX listed Thermo Electron Company with combined revenues in excess of $4 billion. Earlier in his career, Mr. Dec held finance and accounting related positions at North American Vaccine, Inc. an AMEX listed company engaged in the research, development and manufacturing of vaccines, privately held general contractor Clark Construction and Intertek Services International, LTD, a division of Inchcape Group, a multinational public company based in London, England with revenue in excess of $3 billion.

Mr. Dec holds a Batchelor of Science degree in Accounting from Mount Saint Mary’s University in Emmitsburg, Maryland, and a Masters of Business Administration from American University in Washington DC. He is a Certified Public Accountant.

Speaking of Mr. Dec’s appointment, Tom Rosato said, “We couldn’t be happier that Tim agreed to join our Company. His experience not only covers all aspects of the finance, treasury and accounting roles, but includes strategic planning, mergers and acquisition as well as the integration of new acquisitions, all roles that he will fulfill while at FIGI. Equally important are his years of experience working with public companies, where he understands how to create and manage financial department infrastructures to support the requirements of a public company. He will be a key part of our growth as a public company.”

ABOUT TOTAL SITE SOLUTIONS

Total Site Solutions (TSS) a Fortress International Group company, plans, designs, builds and maintains specialized facilities such as data centers, trading floors, call centers, network operation centers, communication facilities, laboratories and secure facilities. For more than a quarter-century, the TSS team has pioneered building robust and scalable infrastructure into mission-critical facilities. The firm offers unsurpassed expertise in the infrastructure systems (electrical, mechanical, telecommunications, security, fire protection and building automation) that are the critical facility's lifeblood. TSS’s comprehensive portfolio of services and multi-disciplinary expertise provide customers a highly respected single source for critical services that bridge the gap between IT and facilities.

Headquartered in the Baltimore-Washington corridor, TSS provides complete turnkey facility services from the initial planning stages, to construction, to ongoing maintenance of the completed project. Its clients include the world's most demanding mission-critical organizations, including Fortune 500 firms and US government agencies. For more information, visit www.totalsiteteam.com or call 888-321-4TSS (4877).

FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Fortress, particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. The Company does not undertake to update its forward-looking statements.

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